As filed with the Securities and Exchange Commission on January 2, 1998
                                              Registration No.
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------
           Delaware                                      63-0589368
     (State or Other Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)

     417 North 20th Street, Birmingham, AL          35203
     (Address of Principal Executive Offices)       (Zip Code)


          Regions Financial Corporation Employee Stock Purchase Plan

                             (Full Title of Plan)
                              --------------------

                              Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                    (Name and address of agent for service)

                                 (205) 326-7860
          (Telephone Number, Including Area Code, of Agent for Service)
                              --------------------
                                   Copies to:

                               Charles C. Pinckney
                      Lange, Simpson, Robinson & Somerville
                        417 North 20th Street, Suite 1700
                               Birmingham, Al 35203
                                 (205) 250-5000

                              --------------------

                              --------------------
                     CALCULATION OF REGISTRATION FEE

  Title of                                 Proposed maximum          Proposed maximum
 securities to           Amount to be        offering price             aggregate              Amount of
be registered            registered            per share*            offering price**        registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.625 per share	 360,000		      $ 41.69		   $15,008,400.00		    $4,427.48
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
*  Calculated pursuant to Rule 457(h) based on the average of the high and low sales prices of Regions Common
Stock on the Nasdaq National Market on December 29, 1997.

                              PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, previously filed by Regions Financial Corporation ("Regions" or the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

        a.Form 10-K Annual Report to the Securities and Exchange Commission, for the year ended December 31, 1996.

        b.All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 1996.

        c.The description of Regions Common Stock under the heading "Item 1.
          Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description;

     All documents subsequently filed pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.


ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable to this Registration Statement.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

     Not applicable to this Registration Statement.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
     (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable to this Registration Statement.

ITEM 8.     EXHIBITS.

     See Index to Exhibits.

ITEM 9.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED HOWEVER, that such undertakings set forth in (i) and (ii) above do not apply to the extent the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The undersigned Registrant further undertakes, that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the regist ration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the

Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 31, 1997.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                          BY: /S/ Richard D. Horsley
                                            -----------------------------
                                                 Richard D. Horsley
                                             Vice Chairman of the Board and
                                              Executive Financial Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                           TITLE                        DATE
--------------------------     ----------------------------     --------------

/S/ J. Stanley Mackin
--------------------------   Chairman of the Board and       December 31, 1997
J. Stanley Mackin            Chief Executive Officer and
(principal executive officer)          Director

/S/ Richard D. Horsley
--------------------------   Vice Chairman of the Board and  December 31, 1997
Richard D. Horsley           Executive Financial Officer
(principal financial officer)          and Director

/S/ Robert P. Houston
--------------------------   Executive Vice President and    December 31, 1997
Robert P. Houston            Comptroller
(principal accounting officer)

/S/ Sheila S. Blair
--------------------------               Director            December 31, 1997
Sheila S. Blair


--------------------------               Director
William R. Boles, Sr.

/S/ James B. Boone, Jr.
--------------------------               Director            December 31, 1997
James B. Boone, Jr.

/S/ Albert P. Brewer
--------------------------               Director             December 31, 1997
Albert P. Brewer

/S/ James S.M. French
--------------------------               Director             December 31, 1997
James S.M. French

/S/ Carl E. Jones, Jr.
--------------------------        President and Chief         December 31, 1997
Carl E. Jones, Jr.                Operating Officer
                                     and Director

/S/ Olin B. King
--------------------------               Director             December 31, 1997
Olin B. King

/S/ Henry E. Simpson
--------------------------               Director             December 31, 1997
Henry E. Simpson


--------------------------               Director
Lee J. Styslinger, Jr.

/S/ Robert J. Williams
--------------------------               Director             December 31, 1997
Robert J. Williams

                             INDEX TO EXHIBITS


                                                      Sequential
Exhibit                                                 Page
Number                    Description                  Number


2.1                Regions Financial Corporation Employee
                   Stock Purchase Plan, as Amended and
                   Restated as of January 1, 1998

23.1               Consent of Ernst & Young LLP.

                                                       Exhibit 2.1

















                   REGIONS FINANCIAL CORPORATION






                   EMPLOYEE STOCK PURCHASE PLAN








         (AS AMENDED AND RESTATED THROUGH AMENDMENT NINE)





              ORIGINAL PLAN EFFECTIVE APRIL 19, 1978

            SECOND RESTATEMENT ADOPTED DECEMBER 9, 1997
                 TO BE EFFECTIVE JANUARY 1, 1998.

                         TABLE OF CONTENTS
ARTICLE                                                       PAGE

   I.   Definitions . . . . . . . . . . . . . . . . . . . . . . .1
        A.  Account . . . . . . . . . . . . . . . . . . . . . . .1
        B.  Committee . . . . . . . . . . . . . . . . . . . . . .1
        C.  Common Stock of the Company . . . . . . . . . . . . .1
        D.  Company . . . . . . . . . . . . . . . . . . . . . . .1
        E.  Compensation. . . . . . . . . . . . . . . . . . . . .2
        F.  Deduction Date. . . . . . . . . . . . . . . . . . . .2
        G.  Eligible Employee . . . . . . . . . . . . . . . . . .2
        H.  Employer. . . . . . . . . . . . . . . . . . . . . . .2
        I.  Offering Period . . . . . . . . . . . . . . . . . . .2
        J.  Participants. . . . . . . . . . . . . . . . . . . . .2
        K.  Payroll Deduction Authorization . . . . . . . . . . .2
        L.  Plan Year . . . . . . . . . . . . . . . . . . . . . .3
        N.  Year of Employment. . . . . . . . . . . . . . . . . .3

    II. Participation . . . . . . . . . . . . . . . . . . . . . .4

   III. Payroll Deductions. . . . . . . . . . . . . . . . . . . .4

    IV. Employer Contributions. . . . . . . . . . . . . . . . . .5

     V. Administration of Plan. . . . . . . . . . . . . . . . . .6

    VI. Plan Assets . . . . . . . . . . . . . . . . . . . . . . .8

   VII. Stock Purchase. . . . . . . . . . . . . . . . . . . . . .9

  VIII. Allocation of Stock . . . . . . . . . . . . . . . . . . 12

    IX. Issuance of Stock Certificates. . . . . . . . . . . . . 13

     X. Dividends and Distributions . . . . . . . . . . . . . . 13

    XI. Voting Rights . . . . . . . . . . . . . . . . . . . . . 14

   XII. Reports to Participants . . . . . . . . . . . . . . . . 14

  XIII. Withdrawal from Plan. . . . . . . . . . . . . . . . . . 14

   XIV. Termination of Employment . . . . . . . . . . . . . . . 15

    XV. Default . . . . . . . . . . . . . . . . . . . . . . . . 16

   XVI. Expenses. . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE                                                       PAGE

  XVII. Limitations on the Sale of Stock. . . . . . . . . . . . 17

 XVIII. Amendment, Termination and Suspension
        of the Plan . . . . . . . . . . . . . . . . . . . . . . 17

   XIX. Suspension or Termination if
        Stock Purchase Is Prohibited. . . . . . . . . . . . . . 19

    XX. Loans . . . . . . . . . . . . . . . . . . . . . . . . . 20

   XXI. Cash Distributions. . . . . . . . . . . . . . . . . . . 21

                 REGIONS FINANCIAL CORPORATION

                  EMPLOYEE STOCK PURCHASE PLAN


The Regions Financial Corporation Employee Stock Purchase Plan, as heretofore adopted by the Board of Directors of Regions Financial Corporation and duly amended from time to time, shall contain the following terms and conditions, and only the following terms and conditions.

                     ARTICLE I.  DEFINITIONS

     A.  "Account":  The separate account which the Plan
Administrator is required to establish and maintain with respect to each Participant for the purpose of receiving payroll deductions, employer contributions, stock purchased and allocated to the Participant, and cash dividends under the Plan.

     B. "Committee": The Employee Benefits Committee appointed by the Company pursuant to Article V.

     C. "Common Stock of the Company": The shares of Common Stock, $0.625 par value, of the Company authorized on the effective date of the Plan, and any shares which may at any time prior to the date when such term is used be issued and exchanged for and/or upon a change of such shares of Common Stock or any other shares, whether in subdivision or in combination thereof and whether as part of a classification or reclassification thereof, or otherwise.

     D.  "Company": The term "Company" means Regions Financial
Corporation.

     E. "Compensation": The term "compensation" as used in this Plan shall mean salary or wages paid during the month including regular time and shift differential paid by the Company and/or one or more Employers to a Participant, but shall not include bonuses, commissions, overtime or amounts contributed by the Company or any Employer to this Plan, to any other non-qualified plan or trust or to any qualified plan and trust within the meaning of Section 401 of the Internal Revenue Code of 1954, or any subsequent statute of similar import.

     F. "Deduction Date": The bi-weekly date on which payroll deductions occur.

     G. "Eligible Employee": Any person who has attained the age of 21 years and who is employed by an Employer.

     H. "Employer": The Company and each affiliate or subsidiary of the Company which adopts and participates in the Plan.

     I. "Offering Period": The period determined by the Committee during which Eligible Employees and re-employed former Participants may elect to participate in the Plan for the ensuing calendar quarter. Normally, the last 15 days of each calendar quarter shall be the Offering Period for the ensuing calendar quarter.

     J. "Participant": An Eligible Employee or re-employed former Participant who shall have become a Participant under the Plan and whose participation in the Plan shall not have terminated.

     K.  "Payroll Deduction Authorization": The Payroll Deduction
Authorization Form which each Eligible Employee and re-employed former Participant must submit to his Employer during an offering

Period in order to participate in the Plan. Such form shall also contain the designation of the Participant's beneficiary in the event of the Participant's death.

     L. "Plan Year": The period commencing on the effective date of the Plan in 1978 and ending on December 31, 1978, and thereafter the period commencing on January 1st of each year and ending on December 31st of each year.

      M. "Year of Employment": An employee's initial Year of Employment (as defined below) plus each twelve-month period thereafter (measured from the first day after the employee completes an initial Year of Employment) during which an employee has been employed on a full-time basis by an Employer subject to the following qualifications and exceptions:

     1. An employee's initial Year of Employment shall mean a 12-month period, beginning on the employee's date of employment with an Employer, during which an employee has been employed on a full-time basis by an Employer for an uninterrupted period of employment prior to the beginning of a calendar quarter.

     2. An employee shall be deemed to be employed on a full- time basis if such employee is customarily scheduled to work for an Employer for at least 20 hours per week.

     3. In general, employment with an Employer other than the Company shall be counted from and after the date on which such Employer becomes affiliated with the Company. Effective October 1, 1992, however, the Directors' Personnel Committee of the Company (or any successor to the Committee) may determine, on an Employer-by-Employer basis, that employment with the Employer predating such date of affiliation shall nevertheless be counted for purposes of the Plan.

     4. Any absence authorized by an Employer in accordance with the Employer's standard personnel practices shall be counted as employment for purposes of calculating an employee's Years of Employment, provided that the employee resumes active service with an Employer upon expiration of such authorized absence.

                   ARTICLE II.  PARTICIPATION

     Any Eligible Employee or re-employed former Participant may participate in the Plan by submitting a Payroll Deduction
Authorization through his Employer to the Committee during an offering Period for any calendar quarter.

                ARTICLE III.  PAYROLL DEDUCTIONS

     Participants may contribute to the Plan only through payroll deductions. Initially, payroll deductions shall be in multiples of One Dollar ($1.00) with a minimum deduction of Two Dollars and Fifty Cents ($2.50) per deduction date or Five Dollars ($5.00) per month. The Committee may, however, by rule or regulation of uniform application provide that Payroll Deduction Authorizations may be accepted based on a percentage of compensation rather than in whole dollar amounts. A Participant may not authorize deductions which exceed 6% of his compensation at the time of the authorization. Payroll deductions may be authorized and changed only during the Offering Period for any calendar quarter and only by submitting a Payroll Deduction Authorization, but payroll deductions may be terminated at any time pursuant to Article XIII. From time to time, the Participant may also be required to update his payroll authorization in order to take into account increases in compensation occurring after the initial payroll authorization. As soon as practical after each pay period, each Employer will remit the Participant's payroll deduction to the Plan Administrator. The Plan Administrator will immediately credit the Participant's Account with this payroll deduction.

               ARTICLE IV.  EMPLOYER CONTRIBUTIONS

     Each Employer will make contributions to the Accounts of its participating employees on a bi-weekly basis. The Employer's contribution for each Participant will be based on:

     (a) The Participant's bi-weekly payroll deduction; and

     (b) The Participant's number of Years of Employment according to the following schedule:

Participant's Number                 Employer's Contribution
of Years of Employment            as a percentage of Employee's
                                         payroll deduction

At least one year, but less than five            25%
At least five years, but less than ten           30%
At least ten years, but less than fifteen        35%
At least fifteen years, but less than twenty     40%
At least twenty years, but less than twenty-five 45%
Twenty-five years or more                        50%

     The Committee shall determine each Participant's Years of Employment as of the first day of the calendar quarter and shall inform the Employer as soon as practical thereafter.

     As soon as practical after each Deduction Date, each Employer will remit such Employer's contributions to the Plan Administrator.

     Upon receipt of each Employer's contributions, the Plan
Administrator shall credit the appropriate Accounts of that Employer's participating Employees.

               ARTICLE V.  ADMINISTRATION OF PLAN

     The Plan will be administered by a Committee known as the Employee Benefits Committee. This Committee shall consist of not less than three members appointed annually, and subject to removal, by the Board of Directors of the Company. The Committee may from time to time adopt rules and regulations not inconsistent with the Plan for carrying out the Plan or for providing for matters not specifically covered herein.

     The functions and duties of the Committee, in general, are:

     (a) To make provision for payment of contributions to the Plan Administrator and to direct and coordinate the Plan
     Administrator's activities in administering the Plan in accordance with the Plan document.


     (b) To authorize the execution on behalf of the Company of any documents required in the administration of the Plan.

     (c) To establish rules for the administration, and make interpretations of the Plan, which rules and interpretations will apply to all Participants similarly situated.


     (d) To make determinations from Employer records of any facts concerning participants which are pertinent to the operation of the Plan, such as compensation, eligibility to participate and other information.

     (e) To develop forms used in connection with the Plan.


     (f) To supervise the maintenance of records, including those with respect to contributions made, stock purchased and distributed to Participants, and dividends paid to the Plan.


     (g) To file with the appropriate government agencies any and all reports and notifications required of the Plan and to provide all participants and beneficiaries with any and all reports and notifications to which they are by law entitled.


     (h) To engage a qualified public accountant to perform an annual audit of the Plan.


     (i) To perform any and all other functions reasonably necessary to administer the Plan.

The Committee may appoint a delegate to assume any one or more of the responsibilities set out above except subsection b. Such appointment must be in writing, must specify the responsibilities being delegated, and must detail any interpretation of such Plan made by the Committee. The Employers shall indemnify each member and other employees of any Employer involved in the administration of the Plan against all costs, expenses and liabilities, including attorney's fees, incurred in connection with any action, suit or proceeding instituted against him alleging any act or omission or commission performed by him while acting in good faith in discharging his duties with respect to the Plan. This indemnification is limited to the extent such costs and expenses are not covered under insurance as may be now or hereafter provided by any Employer.

                    ARTICLE VI.  PLAN ASSETS

      The Plan Administrator shall receive any contributions paid by the Employer or Participant in cash. All contributions so received shall be held, managed, and administered pursuant to the terms of this Plan. No part of the Plan assets received by the Plan Administrator shall be used for or diverted to purposes other than for the exclusive benefit of such Participants or their beneficiaries.

      The Plan Administrator may appoint an investment manager or other delegate to assume certain powers and authority in the administration and investment of Plan assets. Such appointments must be in writing, must specify the responsibilities being delegated, and must detail any interpretation of the Plan made by the Committee. Specifically, such delegated powers and authority may include, but shall not be limited to the following:

     (a) To purchase Common Stock of the Company with contributions paid by the Employer and Participants and to retain such Common Stock for the Participants.


     (b) To vote any Common Stock of the Company, allocated or unallocated, except that Common Stock of the Company shall be voted only after receipt of written directions of the Committee; to give general or special proxies or powers of attorney with or without power of substitution; and, generally, to exercise any of the powers of an owner with respect to such stocks held on behalf of the Plan, all subject to instructions by the Committee.


     (c) To cause any Common Stock of the Company held by the delegate, allocated or unallocated, to be registered in the Plan Administrator's or its delegate's own name or in the name of one or more nominees, but the books and records of the delegate shall at all times show that all such investments are part of Plan assets.


     (d) To hold Plan assets in cash or cash balances if any such amounts are in excess of the amount needed to make current stock purchases, without liability for interest thereon.

          (e) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.

     (f) To employ suitable agents and counsel (who may be counsel for any Employer), and to pay their reasonable expenses and compensation.


     (g) To exchange, mortgage, or lend Common Stock or other Plan assets under such terms and conditions, and with such security or collateral, if any, as the Plan Administrator deems appropriate.


     (h) To do all such acts as may be reasonably necessary or desirable to administer the Plan, and to carry out and satisfy the purposes and intent of this Plan.


      Any investment manager or other delegate appointed by the Committee shall keep accurate and detailed accounts of all receipts, disbursements, and other transactions hereunder. All accounts, books, and records relating to such transactions shall be open to inspection and audit at all reasonable times by any person designated by the Committee.

                  ARTICLE VII.  STOCK PURCHASE

     The purchase of or subscription for Common Stock of the Company, as provided herein, shall be the responsibility of the purchasing agent, who shall be appointed by the Company from time to time. The Plan Administrator shall notify the purchasing agent of the amount of funds in the Participants' Accounts available for investment as soon as practical after receipt of the funds. The purchasing agent shall apply said amount to the purchase of shares of Common Stock of the Company promptly after such notification, and, in any event, within thirty (30) days after such notification, except where necessary to comply with federal securities laws. Common Stock of the Company may be purchased by the purchasing agent on the open market, in privately negotiated transactions, or upon exercise of any conversion privileges, subscription rights, or other options with respect to any and all stock held as part of the Plan. Immediately upon the purchase of Common Stock of the Company, the purchasing agent shall notify the Plan Administrator of the amount of funds invested in such Common Stock and the Plan Administrator shall promptly remit said amount to the purchasing agent.

     Except as provided in the preceding paragraph, the purchasing agent shall have no authority over, or responsibility for, the management and investment of the assets of the Plan. The purchasing agent shall have all powers necessary or appropriate to enable it to properly carry out its duties in connection with the purchase of, or subscription for, Common Stock of the Company pursuant to this Plan, including, but not limited to, the following powers and duties:

     (a) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments as may be necessary or appropriate to carry out the powers herein granted.


     (b) To employ suitable agents and counsel (who may be counsel for any Employer), and to pay their reasonable expenses and compensation.


     (c) To exercise any conversion privileges, subscription rights, or other options with respect to Company stock held as a part of the Plan and to make any payments incidental thereto.


     The purchasing agent shall be paid by the Company such reasonable compensation as shall from time to time be agreed upon by the Company and the purchasing agent. In addition, the purchasing agent shall be reimbursed by the Company for any reasonable expenses incurred in connection with its duties herein.

     Neither the Committee, the Plan Administrator, the Company, nor any Employer shall have any direct or indirect control or influence over the times when, or the prices at which, the purchasing agent may purchase Common Stock of the Company, the amounts of such stock to be purchased, the manner in which such stock is to be purchased, or the selection of a broker or dealer through which purchases may be executed.

     Neither the purchasing agent, the Committee, the Plan Administrator, the Company, nor any Employer shall have any responsibility as to the value of the Company's Common Stock acquired for any Participant's Account. If the purchasing agent reasonably believes that any purchase of shares of the Common Stock of the Company under this Plan would violate any legal requirement, restriction, or limitation imposed at any time by governmental authority, including, but not limited to, the Securities and Exchange Commission, the purchasing agent may request the Company to furnish an opinion of counsel that such purchase would be permissible under the applicable circumstances, in the absence of which the purchasing agent will have no duty to purchase shares under such circumstances. Accordingly, neither the purchasing agent, the Committee, the Plan Administrator, the Company, nor any Employer shall be liable in any way, if, as a result of such restrictions or limitations, the whole amount of funds available in the Participants' Accounts for purchase of Common Stock of the

Company is not applied to the purchase of such shares at the time herein otherwise provided or contemplated.

     Notwithstanding any other provision in this ARTICLE VII, this
ARTICLE VII shall be interpreted, where the purchasing agent and a duly appointed investment manager or other delegate of the Committee are the same entity, to allow said entity to accomplish the duties of both positions in an efficient and timely manner. This shall include, but is not limited to, such actions as the purchase of stock, the treatment of documents of transfer and conveyance, and the selection of a broker or dealer through which purchases of stock are executed.

               ARTICLE VIII.  ALLOCATION OF STOCK

     After each purchase of stock for the Plan by the purchasing agent, the Plan Administrator will determine the average cost per share of all unallocated shares on hand as of such time. The Plan Administrator will then distribute all unallocated shares to the Accounts of the Participants according to the cash balances in their respective Accounts, charging each Account with the average cost of the shares allocated to each Account. Full shares and fractional share interests in one share (to four decimal places) will be allocated.

           ARTICLE IX.  ISSUANCE OF STOCK CERTIFICATES

      For shares purchased after February 28, 1997, stock certificates for all or a part of the full number of shares of

Common Stock of the Company in each Participant's Account will be issued to such Participant only after such shares have been held in the Participant's Account for at least twelve months, and only upon the request of the Participant. For purposes of this Article IX, all shares which have been held in the Participant's Account for less than twelve months shall not be available for issuance unless the Participant shall withdraw from the Plan as provided in Article XIII, or shall terminate employment as provided in Article XIV. Subject to the foregoing restriction, shares may otherwise be issued at the request of the Participant at any time during the Plan Year.

             ARTICLE X.  DIVIDENDS AND DISTRIBUTIONS

     Cash dividends, stock dividends and stock splits received by the Plan Administrator for the Plan will be distributed to each Participant's Account, to the extent that such cash or stock is attributable to the allocated stock in each Participant's Account.

     The Plan Administrator, subject to instructions by the Committee, shall have full discretion to sell or allow to expire, any stock rights or warrants applicable to stock held in the Plan. The purchasing agent, in its discretion, may exercise any or all such stock rights or warrants applicable to stock held in the Plan for which sufficient funds are available under the Plan, and the Plan Administrator may sell or allow to expire the balance, if any, of such rights or warrants. By participating in the Plan, each Participant delegates to the Committee, the Plan Administrator, or the purchasing agent, as the case may be, full discretion to sell, allow to expire, or exercise any and all rights and warrants relating to stock held in the Plan.

                   ARTICLE XI.  VOTING RIGHTS

     The Committee shall vote any stock, allocated or unallocated, except that such stock, including Common Stock of the Company, may be voted by a delegate but only after receipt of written directions of the Committee. If a stock certificate has been issued to the Participant, he shall have the rights of an ordinary stockholder in regard to such shares, and the Committee and its delegate shall have none with respect to such Common Stock.

              ARTICLE XII.  REPORTS TO PARTICIPANTS

     As soon as practical following the end of each Plan Year, or more often at the direction of the Committee, the Plan
Administrator will send to each Participant a written report of any transactions in his Account and the value of his Account as of the date of the report.

               ARTICLE XIII.  WITHDRAWAL FROM PLAN

     A Participant may withdraw from the Plan by directing his Employer in writing to cease making Plan deductions for his Account. As promptly as practical, the Plan Administrator will deliver to the former Participant a certificate for the number of full shares allocated to his Account, together with a check for any fractional share interests and any remaining balance in his Account. If a Participant withdraws from the Plan, he may not re-enter the Plan until the expiration of a six-months waiting period.

     Assignments or pledges of any interest under the Plan are not allowed.

             ARTICLE XIV.  TERMINATION OF EMPLOYMENT

     Payroll deduction authorizations shall automatically terminate without notice upon termination of the Participant's employment whether by death, retirement or otherwise. If termination is other than by death, the former Participant shall receive a certificate for the number of full shares allocated to his Account and not previously distributed, together with a check for any fractional share interests and any remaining balance in his Account. If termination is by reason of death, settlement will be made in the same manner and will be to the Participant's beneficiary or contingent beneficiary as designated on his Payroll Deduction Authorization. If no beneficiary or contingent beneficiary has been so designated, or if such beneficiary or contingent beneficiary does not survive the Participant, settlement will be made to the Participant's duly appointed legal representative after satisfaction of any applicable legal requirements; if there is no duly appointed legal representative, settlement will be made to the surviving spouse, if any, if no surviving spouse, in equal shares to the Participant's children, if any; and if no surviving spouse or children, settlement will be made to the next of kin.

Settlement shall be made as soon as practical after the next allocation.

                      ARTICLE XV.  DEFAULT

     If any Participant admits that he is guilty or is convicted in a court of competent jurisdiction of any crime resulting from dishonesty in the affairs of an Employer, and if any Employer suffers any monetary loss in connection therewith and the amount of such loss be admitted by such Participant or proved to the satisfaction of the Committee, or if the Participant is indebted to any Employer, and the Committee determines that such debt is uncollectible, any balance in such Participant's Account, whether representing contributions of the Participant or his Employer, and any shares of stock in said Participant's Account represented by certificates not yet issued in the Participant's name, any of which would otherwise be payable to, held for, or distributable to such Participant, shall be available to reimburse the Employer for its loss.

                     ARTICLE XVI.  EXPENSES

     The Company will bear the cost of administering the Plan, including any compensation to the Plan Administrator or others and any transfer taxes incurred in transferring the stock from the Plan to the Participants. Expenses which an individual would normally pay if he purchased stock from a broker, including any broker's fees, commissions, postage or other transaction costs actually incurred, will be included in the cost of the stock to the Participant.

         ARTICLE XVII.  LIMITATION ON THE SALE OF STOCK

     No stock will be sold under the Plan to any Employee in any state where the sale of such stock is not permitted under the applicable laws of such state. For purposes of this Article XVII, the sale of stock is not permitted under the applicable laws of a state if, inter alia, the securities laws of such state would require this Plan and/or the stock offered pursuant thereto, to be registered in such state and the Plan and/or stock is not registered therein.

     Notwithstanding any other provision in the Plan, for shares purchased after February 28, 1997, a Participant may not sell or otherwise transfer shares of Common Stock allocated to the Participant's Account as of a date less than twelve months prior to such purchase. This provision shall not apply to distributions made pursuant to the terms of Articles XIII or XIV of the Plan.

           ARTICLE XVIII.  AMENDMENT, TERMINATION AND
                     SUSPENSION OF THE PLAN

     The Company reserves the right to amend the Plan at any time; provided that no amendment shall affect or diminish any Participant's right to the benefit of contributions made by him or his Employer prior to the date of such amendment, and provided further that the Company may not amend, more than once in any six-month period, the provisions of ARTICLE IV which set forth the basis for determining the amount of Employer contributions to the Accounts of its participating Employees.

     The Company reserves the right to terminate the Plan and each participating Employer, by participating in the Plan, delegates to the Company the right to terminate its participation in the Plan in accordance with the provisions of the Plan. In such event, there will be no further payroll deductions and no further Employer contributions, but the Plan Administrator shall remit any available funds to the purchasing agent who shall make purchases of stock out of such funds. The Plan Administrator shall then allocate stock to the Accounts of the former Participants in the usual manner.
Within sixty (60) days thereafter, the Plan Administrator shall sell any fractional share interests and shall deliver to each former Participant a certificate for all the full shares allocated to his Account, plus the amount of cash equal to the sum of his fractional share interests and the balance in his Account.

     The Company reserves the right to suspend Employer contributions to the Plan if the Board of Directors of the Company feels that the financial condition of the Company warrants such suspension. Upon suspension of contributions by the Company, no Employer contributions shall be made by any Employer or accepted by the Plan Administrator. Such suspension shall remain in effect until such time as the Board of Directors determines that the financial condition of the Company warrants the restoration of the Plan to full active status. During the time Employer contributions are suspended, the Committee shall determine whether Participant contributions are to be continued or suspended. If the Committee permits the continuance of Participant contributions, each Participant may elect to continue or suspend contributions on his own behalf. If the Participant elects to continue contributions, those contributions shall be made as provided in Article III. If the Participant elects to continue to make contributions while Plan contributions are suspended by the Company, neither the Company nor any Employer shall be under any obligation at any future date to make contributions with respect to such Participant's contributions made during such period of suspension by the Company. During any period of suspension, under this Article XVIII, the Plan shall continue normal operation to the extent practical.

             ARTICLE XIX.  SUSPENSION OR TERMINATION
                 IF STOCK PURCHASE IS PROHIBITED

     In addition to all rights to terminate or suspend the Plan otherwise reserved herein, it is understood that the Plan may be suspended or terminated for the Company and all Employers, at the option of the Company, if the Plan's continuance would, for any reason, be prohibited under any federal and state law even though such prohibition arises because of some act on the part of the Company, such as the Company engaging in a distribution of securities. If the Plan is suspended under this Article XIX, no Company, Employer or Participant contributions will be made and no stock will be purchased until the Plan is restored to an active status. If the Plan is terminated pursuant to this Article XIX, there will be no further Employee contributions and no further

Employer contributions, and there will be no additional stock purchases by the purchasing agent. Within sixty (60) days after the termination pursuant to this Article XIX, the Plan Administrator shall sell any fractional share interests and deliver to each former Participant a certificate for all the full shares allocated to his Account, plus the amount of cash equal to the sum of his fractional share interests and the balance in his Account.

                       ARTICLE XX.  LOANS

     A Participant shall be able to assign or otherwise pledge to the Employer the Common Stock of Regions allocated to the Participant's Account as security for a loan from the Employer, to the extent that such account is not otherwise assigned or attached by voluntary or involuntary act. The Committee shall promulgate rules or regulations consistent with this Article XX to administer a loan program which allows plan assets to be used as security for a loan from the Employer, including establishing a minimum stock share balance which may secure a loan. Notwithstanding the foregoing, the Committee may delegate the administration of such loan program to another person.

                ARTICLE XXI.  CASH DISTRIBUTIONS

     Any time a Participant is eligible to receive stock certificates for all or part of the shares of Common Stock in his Account, he may elect to receive a distribution of such portion of his Account in the form of cash instead of stock certificates. A distribution of a Participant's shares in the form of cash shall be made in an amount per share equal to the proceeds received from the sale of such shares net of any related brokerage fees and other expenses incurred in connection with the sale of such shares.

     IN WITNESS WHEREOF, Regions Financial Corporation, by and through a resolution of the Directors Personnel Committee, has caused this Amended and Restated Regions Financial Corporation Employee Stock Purchase Plan to be executed as of this the 1st day of January, 1998.


                              REGIONS FINANCIAL CORPORATION



                              By: /s/ J. Stanley Mackin
                                 J.  Stanley Mackin
                                 Its:  Chairman of the Board
                                 and Chief Executive Officer



ATTEST:

/s/ Samuel E. Upchurch, Jr.
Samuel E. Upchurch, Jr.
Its:  Corporate Secretary

                                                          EXHIBIT
23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Regions Financial Corporation Employee Stock Purchase Plan of our report dated February 4, 1997, except for the last two paragraphs of Note Q as to which the date is March 13, 1997, with respect to the consolidated financial statements of Regions Financial Corporation incorporated by reference in its Annual report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


Birmingham, Alabama
December 30,  1997